Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of Nuvation Bio Inc. on Form S-1, of our report dated March 10, 2021, relating to the financial statements of Panacea Acquisition Corp. as of December 31, 2020, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from April 24, 2020 (inception) through December 31, 2020, which are contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

March 11, 2021